EXHIBIT 99.2

FluoroPharma Expands Patent Position in the U.S. for Detecting Alzheimer’s Disease and in China for Imaging Blood Flow in the Heart

BOSTON, MA Nov. 29, 2011 /Marketwire/ -- FluoroPharma Medical, Inc. (OTCBB: FPMI) today announces that composition of matter patents covering AZPET, the Company’s Alzheimer’s Disease agent, have been issued by the U.S. patent office expiring in 2028.  FluoroPharma has also been granted patent rights in China for BFPET, its imaging agent for measuring cardiovascular blood flow. The patents will expand FluoroPharma’s intellectual property protection in these important growth markets where diagnostic imaging is playing an increasingly significant role in the early detection of disease.

FluoroPharma is developing breakthrough diagnostic imaging products that utilize positron emission tomography (PET) technology, a molecular imaging platform that is growing rapidly due to its inherently superior sensitivity and specificity compared to other imaging options.  The Company’s imaging products will give clinicians the ability to detect and assess pathology before clinical manifestation of diseases.

“There is an urgent need to encourage fast, early diagnostic intervention and to recognize the advantages that early diagnosis entails for both patients and overall economics of healthcare systems around the globe,” stated Dr. David Elmaleh, FluoroPharma’s Chairman of the Board of Directors and inventor of the technology. “Improved patient outcomes and more appropriate treatments are possible if better, earlier diagnoses are made. Our agents harness the power of PET/CT to give this utility.”

"Strong composition of matter patents in both the U.S. and high growth markets like China are very important to the commercial potential for BFPET and AZPET," commented Thijs Spoor, FluoroPharma’s President and Chief Executive Officer. “China represents one of the most significant sources for growth of PET technology and therefore PET imaging agents. This patent grant along with the others in our growing patent estate should add to the value of FluoroPharma’s technology and be recognized by potential partners."

In addition to the United States, Europe and China, patents related to FluoroPharma’s portfolio of imaging compounds have been issued in Japan, Canada, Australia, Finland, Portugal, and Ireland.

About BFPET

BFPET is designed for myocardial perfusion imaging; measuring cardiovascular blood flow. The imaging agent will be used in combination with stress testing in patients that have been diagnosed with presumptive chronic Coronary Artery Disease (CAD). The World Health Organization estimates that one-third of all deaths in China result from CAD.

About AZPET

AZPET agents include an approach for directly imaging plaque burden and the compensatory receptor systems in the elderly. Alzheimer’s disease patients should benefit from new treatments that slow down disease progression and impact the healthcare costs associated with Alzheimer’s disease. Imaging and follow up with drugs like AZPET could allow these patients to receive the proper treatment earlier.

About FluoroPharma Medical

FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate cardiac disease at the cellular and molecular levels.  The Company has licensed technology from the Massachusetts General Hospital in Boston.

The Company’s goal is to enable personalized medicine through advanced imaging products that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

The Company’s initial focus is the development of breakthrough positron emission tomography (PET) imaging agents for the efficient detection and assessment of acute and chronic forms of coronary artery disease (CAD). FluoroPharma is advancing two products in clinical trials for assessment of acute and chronic forms of coronary disease. These first in class agents have been designed to rapidly target myocardial cells within the heart. Other products in development include agents for detection of inflamed atherosclerotic plaque in peripheral arteries, agents with the potential to image Alzheimer’s disease and agents that could potentially be used for imaging specific cancers.

For more information on the Company, please visit: www.fluoropharma.com

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding FluoroPharma's research and development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in FluoroPharma's filings with the United States Securities and Exchange Commission. FluoroPharma undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Enquiries:

Investor Relations:
LHA
Kim Sutton Golodetz
kgolodetz@lhai.com
New York, NY
212-838-4568
Media:
Carol Perlman
carol.perlman@cs-consultinggroup.com
New York, NY
212-430-0367